  Exhibit 99.1

RumbleOn Announces Certain Preliminary Results for Fourth Quarter 2019 and Reiterates 2020 Outlook and Long-Term Expectations

DALLAS, Texas – RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced certain preliminary operating results for the three months ended December 31, 2019 and reiterated its 2020 outlook and long-term expectations.

 “The team has been working diligently to improve all aspects of the platform and set the company up to achieve strong results in 2020. Gross margin was the highest level of the year in Q4 and unit sales to consumers was the highest level in RumbleOn’s history. We are pleased with the progress we are making towards our near- and mid- term targets, as demonstrated in the significant improvements in both our retail mix and gross margin in the fourth quarter,” said RumbleOn CEO Marshall Chesrown.

“In line with the plan we outlined on our last earnings call, we took a disciplined approach to sales in the fourth quarter as we position the company for the future. Additionally, as we had previously anticipated and guided, the sequential decline in Q4 units was in part due to the cyclical nature of the wholesale vehicle market,” continued Chesrown. “We continue to expect an acceleration in unit and revenue growth in the first half of 2020 and are focused on achieving year-over-year revenue growth in 2020, as compared to 2019, and gross profit per unit improvement.”

For the three months ended December 31, 2019, RumbleOn expects the following operating results:

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Total revenue is expected to be in the range of $124.0 million to $127.0 million, bringing the expected full year 2019 revenue range to $837.7 million to $840.7 million. Consistent with its previously communicated plan, the Company held back units in Q4 in order to build inventory for the historically strong first half of the year, and in preparation for a planned acceleration in consumer retail sales in 2020. Additionally, the Company had previously anticipated Q4 revenue would decline sequentially given the cyclical nature of the wholesale vehicle market. The Company continues to expect an acceleration in unit and revenue growth in the first half of 2020, with a focus on continued year-over-year revenue and gross profit per unit improvement.

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Total unit sales is expected to be in the range of 6,200 to 6,250 units, bringing the expected full year 2019 total unit sales to 43,125 to 43,175.

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Total unit sales to consumers is expected to be in the range of 12.5% to 13.0%, up from 7.5% in Q3.

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Total gross margin is expected to be in the range of 6.7% to 7.0%, up from 5.5% in Q3.

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As of December 31, 2019, RumbleOn had approximately 3,325 units on hand.

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As of December 31, 2019, cash and cash equivalents is expected to be approximately $6.8 million.

RumbleOn is also reiterating its prior 2020 outlook and long-term expectations. The Company continues to expect to:

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Accelerate unit and revenue growth in the first half of 2020 and year-over-year revenue growth in 2020, as compared to 2019, and GPU improvement.

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Achieve 25% of total sales to consumers by the end of 2020.

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Achieve an EBITDA positive quarter in 2020.

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Achieve EBITDA profitability on a full year basis in 2021.

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Long term, the Company continues to expect to achieve 50% of total sales to consumers at scale.

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Long term, the Company continues to expect to achieve 10% operating margin.

“RumbleOn is still in its infancy but we are setting aggressive goals, outlining the steps necessary to accomplish our goals and demonstrating our commitment to achieving those goals each quarter. We continue to refine the business and we are confident we are positioning the company to achieve our targets and deliver significant shareholder value over the long-term. We look forward to providing a full business update and complete financial results on our fourth quarter earnings call,” concluded Chesrown.

The preliminary financial data included above has been prepared by, and is the responsibility of, RumbleOn’s management. RumbleOn’s independent auditors have not audited, reviewed, or compiled such preliminary financial data. These preliminary operating results are not a comprehensive statement of RumbleOn’s financial results as of and for the three months ended December 31, 2019 or the year ended December 31, 2019 and should not be viewed as a substitute for full consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. Complete Financial results will be provided in RumbleOn’s 10-K which will be filed with the SEC on or before March 30, 2020.

About RumbleOn
RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Media Contact:
RumbleOn
Martin McBride
martin@rumbleon.com